EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Share Purchase Plan of Theravance Biopharma, Inc. of our reports dated February 28, 2019, with respect to the consolidated financial statements of Theravance Biopharma, Inc. and the effectiveness of internal control over financial reporting of Theravance Biopharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
May 17, 2019